Exhibit 16

February 10, 2003

Securities and Exchange Commission
Washington, D. C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Biokeys Pharmaceuticals, Inc. and, under the date of April 10, 2002, we reported on the consolidated financial statements of Biokeys Pharmaceuticals, Inc. and subsidiary as of and for the years ended December 31, 2001 and 2000. On February 4, 2003, our appointment as principal accountants was terminated. We have read Biokeys Pharmaceuticals, Inc.’s statements included under Item 4 of its Form 8-K dated February 4, 2003, and agree with such statements, except that we are not in a position to agree or disagree with Biokeys Pharmaceuticals, Inc.’s statement that the decision to dismiss KPMG LLP was approved by the board of directors on January 27, 2003, and except that we are not in a position to agree or disagree with Biokeys Pharmaceuticals, Inc.’s statement that it has engaged J.H. Cohn LLP as its new independent accountants effective February 5, 2003 and that they were not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Biokeys Pharmaceuticals, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP